UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2019

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.001 per share	SIVB	NASDAQ Global Select Market

Item 5.02	Departure of Directions or Certain Officers; Election of Directions; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On August 27, 2019, SVB Financial Group (the “Company”) announced that Kamran Husain, Chief Accounting Officer, has submitted his resignation to the Company to pursue other opportunities. Prior to his departure from the Company, Mr. Husain will transition on September 13, 2019 from his current role as Chief Accounting Officer to the new role of Director, CECL Special Projects, where he will advise and support the Chief Financial Officer through November 1, 2019.

Beginning September 13, 2019 until a permanent successor is appointed, Karen Hon will serve as interim Chief Accounting Officer, the Company’s principal accounting officer. Ms. Hon, age 42, currently serves as the Company’s Head of Financial Planning & Analysis and has previously served in various finance and accounting roles including Controller - Corporate Accounting. Prior to joining the Company in 2006, Ms. Hon was an auditor at KPMG LLP. Ms. Hon received a bachelor’s degree from the University of British Columbia.

In connection with her appointment as principal accounting officer, Ms. Hon will enter into an Indemnification Agreement with the Company, in the form set forth in Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on February 28, 2019. Additionally, Ms. Hon currently participates in the Company's Employee Home Ownership Program, a benefit program that allows eligible non-executive employees to receive mortgage loans at preferred rates. Ms. Hon does not have any familial relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2019	SVB FINANCIAL GROUP

	By:	/s/ GREG W. BECKER
	Name:	Greg W. Becker
	Title:	President & Chief Executive Officer